Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	March 27, 2019

Contact:	Investors:	Media:
	Paula Farrell	Bruce Heine
	(918) 574-7650	(918) 574-7010
	paula.farrell@magellanlp.com	bruce.heine@magellanlp.com

Magellan Midstream Promotes Executives to Chief Operating Officer and
Chief Financial Officer

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that Aaron Milford has been promoted to chief operating officer effective May 1. Milford previously served as chief financial officer for Magellan. In this newly-created position, Milford will have overall responsibility for the operations, commercial, engineering and information technology aspects of the business.
Milford has worked in the energy industry for 24 years with extensive experience in financial analysis, mergers and acquisitions and business development. He has spent his entire career with Magellan or its predecessors. Milford holds a bachelor’s degree in accounting and a master of business administration from the University of Tulsa and is a chartered financial analyst.
“The board and I have great confidence in Aaron’s leadership capabilities and strategic vision,” said Michael Mears, chief executive officer. “His proven track record and in-depth knowledge of Magellan’s businesses will continue to serve the company well in his expanded role.”
The partnership’s former vice president of finance and treasurer, Jeff Holman, will be promoted to chief financial officer also effective May 1, filling the vacancy created by Mr. Milford’s promotion. Holman has been with Magellan since its inception and has served in his most recent role since 2010 and other senior-level finance positions prior to that. He is a certified public accountant and a chartered financial analyst and holds bachelor degrees in accounting and English from the University of Tulsa.
“Jeff has been an essential part of Magellan’s outstanding financial performance and conservative business philosophy from the beginning,” continued Mears. “His financial expertise and diligence will remain important contributions to our most senior-level financial position.”

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership the primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.